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[RAYONIER LETTERHEAD]                                                 EXHIBIT 99


FOR RELEASE AT 8:00 A.M. E.D.T.         For further information
THURSDAY, JULY 29, 1999                 Media Contact:     Martin H. Arnold
                                                           203-964-4621
                                        Investor Contact:  John A. Doumlele
                                                           203-964-4486


                 RAYONIER PURCHASES 980,000 ACRES OF TIMBERLAND
                      IN SOUTHEAST U.S. FROM SMURFIT-STONE


         STAMFORD, CT, July 29, 1999 - Rayonier (NYSE: RYN) announced today it has signed a definitive agreement to purchase approximately 980,000 acres of timberland in Florida, Georgia and Alabama from Smurfit-Stone Container Corporation (Nasdaq: SSCC) for $725 million.

         The purchase will more than double Rayonier's current timber holdings in the Southeast U.S. to 1.8 million acres. It will increase the total amount of timber the company owns or manages to nearly 2.5 million acres, including 400,000 acres in the Northwest U.S. and 250,000 acres in New Zealand.

         The Boards of Directors of both companies have approved the transaction, which is expected to close early in the fourth quarter. Rayonier indicated that it will finance the acquisition with $225 million in cash and $500 million in pre-committed long-term notes to be issued by a wholly owned Rayonier partnership that will hold all of the company's U.S. timberlands.

         Lee Nutter, who on January 1, 1999 became Rayonier Chairman, President and CEO, said: "This acquisition is a major step in repositioning Rayonier as a leading owner and manager of timberlands. Our goal is to increase shareholder value by capitalizing on our core strengths, and timberland ownership and management is our largest business. We intend to be the premier producer in each of our core businesses with the critical mass to be a leader."

         Nutter said the timberlands are high quality and provide excellent synergy with the company's existing acreage in Northern Florida and Southern Georgia, where it has owned timber for more than 60 years. "To a large extent these properties are adjacent or intermingled with our holdings, so we know them very well," Nutter said. "The Alabama properties give us a
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significant presence in an attractive growing region near our current operations. All in all, it is a unique opportunity for Rayonier and our shareholders."

         The forests are primarily pine plantation - 700,000 acres in Northern Florida and Southern Georgia and 280,000 acres in Alabama - and will increase Rayonier's annual Southeast harvest from 2 million tons to 5 million.

         Rayonier said it would be able to add value to the tracts through its timber auction process, which it first established in 1985 when it formed a publicly held timberland master limited partnership.

         "The auction market has allowed us to substantially increase the realization for our timber base by selling timber harvest rights to the highest value user," Nutter said. "Smurfit-Stone managed the timberlands primarily to supply its containerboard mills. By operating the Smurfit timberlands as we do our own, and by eliminating overlapping marketing and management costs, we expect to realize approximately $20 million per year in operating benefits. At existing prices, we believe the acquisition properties will contribute approximately $70 million to EBITDA."

         Under terms of the deal, Smurfit-Stone agreed to purchase 1.8 million tons of wood per year at market prices for two years to supply its mills. This will allow a smooth transition to a full auction market, Nutter said.

         Gerald Pollack, Rayonier Senior Vice President and Chief Financial Officer said: "The timberlands business is unique because of the high margins, strong cash flows and growth in value over time. The price is attractive at less than $750 an acre and the transaction will be immediately accretive to Rayonier on a cash flow from operations basis, although the transaction, as is typical of timberland acquisitions, is initially expected to be earnings dilutive. Assuming an early fourth-quarter closing, the after-tax earnings dilution in the fourth quarter is estimated at 18 cents per share.

         Pollack said the company is looking at ways to highlight the value of its U.S. timberlands to investors, provide access to lower cost capital through a timberland equity offering to finance further growth, and increase cash flow to Rayonier shareholders over time, and to mitigate dilution. He said Rayonier is considering a REIT, a timberlands master limited partnership, and other equity alternatives as the next step in Rayonier's corporate repositioning.
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         "Proceeds from a timberland equity offering could be used to reduce debt, provide funds for additional acquisitions, and return cash to shareholders," Pollack said. "We want to retain our strong balance sheet and are committed to maintaining our investment-grade rating as we pursue growth opportunities."

         Rayonier is a global supplier of specialty pulps, timber and wood products. The company has 1.5 million acres of timber in the U.S. and New Zealand. About half of Rayonier's sales are to customers in 60 countries.

         Comments about anticipated results and future activities are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Changes in the following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: failure of one or more conditions to closing the acquisition of the Smurfit-Stone timberlands to be satisfied; fluctuations in demand for logs produced from the Company's timberlands; the effect of such fluctuations on the Company's timber sales, and other factors listed in the Company's release announcing its earnings for the second quarter of 1999.

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